UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2020

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CAPL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

As previously disclosed in the Current Report on Form 8-K filed by CrossAmerica Partners LP (the “Partnership”) on January 16, 2020, the Partnership on January 15, 2020 entered into an asset purchase agreement (“Asset Purchase Agreement”) with the sellers (“Sellers”) signatories thereto, including certain entities affiliated with Joseph V. Topper, Jr. (“Mr. Topper”), the Chairman of the board of directors of the general partner of the Partnership. Pursuant to the Asset Purchase Agreement, on April 14, 2020, the Partnership completed its acquisition of the retail operations at 169 sites, wholesale fuel distribution to 110 sites, including 53 third-party wholesale dealer contracts, and leasehold interests in 62 sites.

In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, the Partnership’s contracts with one of the Sellers, Dunne Manning Stores LLC (“DMS”), were terminated and DMS is no longer a customer or lessee of the Partnership.

Wholesale Fuel Supply Agreement with DMS.  In connection with the Partnership’s IPO on October 30, 2012, the Partnership and DMS entered into a 15-year PMPA Franchise Agreement pursuant to which the Partnership was the exclusive distributor of motor fuel to all sites operated by DMS. This PMPA Franchise Agreement was terminated effective April 14, 2020, and the Partnership no longer delivers any fuel to DMS.

Lease Agreement with DMS.  On May 28, 2014, the Partnership entered into a master lease agreement with DMS, with an effective date of June 1, 2014, which consolidated multiple individual leases then in effect between DMS and the Partnership into a single master lease agreement. This master lease agreement was terminated effective April 14, 2020, and as of such date, the Partnership no longer receives any real estate rental income from DMS.

For additional information regarding the relationships among the parties, please see “Relationships” in Item 8.01 Other Events below.

Item 8.01 Other Events

The Asset Purchase Agreement provides for an aggregate consideration of $36 million, exclusive of inventory and in-store cash, with approximately $21 million paid in cash and 842,891 newly-issued common units representing limited partner interests in the Partnership (“Common Units”) valued at $15 million and calculated based on the volume weighted average trading price of $17.80 per Common Unit for the 20-day period ended on January 8, 2020, five business days prior to the announcement of the transaction. The 842,891 Common Units were issued to entities controlled by Mr. Topper.  The cash portion of the purchase consideration is subject to customary post-closing adjustments pending satisfaction of conditions set forth in the Asset Purchase Agreement. The cash portion of the purchase price was financed with borrowings under the Partnership’s credit facility.

As previously disclosed, in connection with the closing of the transactions contemplated under the Asset Purchase Agreement, the Partnership assumed certain contracts with third parties and affiliates necessary for the continued operation of the sites, including agreements with dealers and franchise agreements. Further, the Partnership has entered into customary triple-net ten-year master leases with certain affiliates of Mr. Topper.

Relationships

Mr. Topper indirectly controls the general partner (“General Partner”) of the Partnership. The General Partner conducts, directs and manages all activities of the Partnership, subject to the oversight of the Board and the executive officers of the General Partner.  Lehigh Gas GP Holdings LLC, which is controlled by Mr. Topper, as the sole member of the General Partner, has the right to appoint all members of the Board.  In addition, after the issuance of the 842,891 Common Units, Mr. Topper and entities under his control directly or indirectly beneficially own an aggregate of 18,521,870 Common Units, or approximately 48.9% of the currently outstanding Common Units.

The terms the Asset Purchase Agreement were approved on behalf of the Partnership by the conflicts committee (the “Conflicts Committee”) of the Board. The Conflicts Committee, which is comprised of independent members of the Board, retained independent legal and financial advisors to assist it in evaluating and negotiating the terms of the Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Keenan D. Lynch
	Name:	Keenan D. Lynch
	Title:	General Counsel and Corporate Secretary

Dated: April 16, 2020